Exhibit 23.1

Consent of Independent Auditor

We consent to the use in this Amendment No. 1 to the Current Report on Form 8-K of Bank First Corporation of our report dated March 11, 2026, with respect to the consolidated financial statements of Centre 1 Bancorp, Inc. and its subsidiaries as of and for the years ended December 31, 2025 and 2024 appearing in Exhibit 99.2 herewith.

We further consent to the incorporation by reference in the Registration Statements on  Forms S-8 (Nos. 333-228989, 333-229958, and 333-237110) and Form S-3 (No. 333-239124) of Bank First Corporation of our report dated March 11, 2026, with respect to the consolidated financial statements of Centre 1 Bancorp, Inc. and its subsidiaries as of and for the years ended December 31, 2025 and 2024 appearing in Exhibit 99.2 herewith.

/s/ Forvis Mazars, LLP

Chicago, Illinois

March 16, 2026